Exhibit 99.1

THOMAS PROPERTIES GROUP ENTERS HOUSTON MARKET WITH ACQUISITION OF 2.5 MILLION SQUARE FEET OF SUBURBAN OFFICE PROPERTIES FROM EQUITY OFFICE

— Acquisitions add to company’s Texas presence —

Thomas Properties Group, Inc. (Nasdaq: TPGI), through its joint venture with the California State Teachers’ Retirement System, TPG/CalSTRS, LLC, has acquired a portfolio of four suburban Houston office properties for $280.5 million, or approximately $111 per square foot, from affiliates of Equity Office Properties Trust. The four properties, which range in current occupancy from 72% to 92%, are located in desirable and strategic locations in four Houston suburbs. Thomas Properties Group believes the portfolio is poised for recovery with improved occupancy and leasing rates.

The acquisition by TPG/CalSTRS, LLC, an investment joint venture with a total equity capitalization of $333 million, illustrates Thomas Properties Group’s investment strategy of being a co-investor in the properties it acquires and manages.

“This acquisition fulfills our three major investment strategies,” said James A. Thomas, chairman and CEO, Thomas Properties Group. “First is our strategy of being a co-investor in properties we acquire; second, it builds on our experience and presence in a market we know; and third, it allows us to use our skills in redeveloping and managing to enhance value for our investors.”

Thomas said that the company’s research and market analysis identified the greater Houston area as a top target for acquisitions. “This portfolio is comprised of well-located properties in leading Houston submarkets that can be upgraded and repositioned to retain and attract topflight tenants,” he added.

The management team at Thomas Properties Group has more than 20 years of experience in developing and managing commercial real estate in the Southwest. The firm’s Texas management group will be responsible for leasing activities and for developing and implementing the capital program that will include exterior modifications, facility renovations and system upgrades. “This investment compliments our two-million-square-foot Four Points Center in Austin,” said Thomas.

The properties acquired are:

San Felipe Plaza – A 45-story, 959,466 square foot tower in the San Felipe/Voss submarket with a parking garage containing approximately 2,700 covered parking spaces. Designed by Richard Keating, the building was built in 1984 and features a three-story lobby with granite, marble, and wood finishes.

2500 City West – A 25-story, 574,216 square foot building with a parking structure containing approximately 2,188 covered parking spaces. Located in the Westchase submarket of Houston, the building was built in 1982 and features a stepped curtain wall of reflective black aluminum and glass.

Brookhollow Central I-III – A three-building complex totaling 797,971 square feet. Brookhollow I is an 11-story, rectangular building built in 1972. Brookhollow II is a 14-story, elliptical building built in 1979. Brookhollow III is a 12-story, dual-elliptical building built in 1981. The complex, which is located in the Northwest submarket near the intersection of Loop 610 and US 290, is served by an adjoining multi-level parking garage containing over 2,700 parking stalls.

Intercontinental Center – A nine-story, 194,801 square foot building served by an attached parking garage containing approximately 650 parking stalls. Built in 1983, the property is located in the North Belt submarket, just south of the Houston International Airport.

“All these properties are strategically positioned in their submarkets and will benefit from our redevelopment and repositioning efforts to return them to their historical high occupancies,” noted Mr. Thomas.

The acquisition closing costs will be funded with $224.5 million of first mortgage financing proceeds with favorable interest-only rates and $61.1 million of equity provided by TPG/CalSTRS, LLC, of which Thomas Properties provided $15.3 million (25%) and the California State Teachers’ Retirement System invested $45.8 million (75%).

Thomas Properties Group, Inc. is a full-service real estate company that owns, acquires, develops and manages office, retail and multi-family properties throughout the United States. The company has four primary areas of focus: property operations, property acquisitions, property development and redevelopment, and investment management. The company seeks to capitalize on opportunities for above-average risk-adjusted investment returns from real estate ownership, while managing the volatility associated with the real estate industry through joint-venture ownership structures. For more information on Thomas Properties Group, Inc., visit the company’s website at www.tpgre.com.

Forward-Looking Statements

Statements made in this press release that are not historical may contain forward-looking statements. Although TPGI believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, these statements are subject to numerous risks and uncertainties. Factors that could cause actual results to differ materially from TPGI’s expectations include actual and perceived trends in various national and economic conditions that affect global and regional markets for commercial real estate services, including interest rates, the availability of credit to finance commercial real estate transactions, and the impact of tax laws affecting real estate. For a discussion of some of the factors that may cause our results to differ from management’s expectations, see the information under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Factors That May Influence Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2004. TPGI disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information: Thomas Properties Group, Inc., Diana Laing, 213-613-1900, www.tpgre.com